Exhibit 16.1

LIEBERMAN & ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

October 5, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4.01 of BabyUniverse, Inc.’s Current Report on Form 8-K dated October 5, 2005 and have the following comments:

1.	We agree with the statements made in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Lieberman & Associates, P.A.

800 East Cypress Creek Road, Suite 200
Fort Lauderdale, FL  33334
Telephone:  954-491-0411   Facsimile: 954-491-0211